Exhibit (a)(1)(D)

OFFER TO PURCHASE FOR CASH

ALL OUTSTANDING AMERICAN DEPOSITARY SHARES (“ADSs”)

(EACH REPRESENTING ONE-TWENTIETH (1/20) OF ONE COMMON SHARE) OF

DOUBLEDOWN INTERACTIVE CO., LTD.

AT US $16.25 NET PER ADS

PURSUANT TO THE OFFER TO PURCHASE DATED NOVEMBER 10, 2026

BY

DOUBLEU GAMES CO., LTD.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME,

ON DECEMBER 10, 2026 (THE “EXPIRATION TIME”), UNLESS THE OFFER IS EXTENDED OR

EARLIER TERMINATED.

November 10, 2026

To Our Clients:

Enclosed for your consideration is an offer to purchase, dated November 10, 2026 (as it may be amended or supplemented from time to time, the “Offer to Purchase”) corresponding to the offer by DoubleU Games Co., Ltd. (“DoubleU Games” or the “Purchaser”), a company incorporated under the laws of the Republic of Korea, to purchase (the “Offer”) all outstanding American Depositary Shares (the “ADSs”) of DoubleDown Interactive Co., Ltd., a company incorporated under the laws of the Republic of Korea (“DDI” or the “Company”), that are not owned by DoubleU Games or any of its affiliates, each ADS representing one-twentieth (1/20) of one common share, par value KRW 10,000 per share (each, a “Common Share”), of the Company, at a price of US$16.25 per ADS, net to the seller in cash, without interest and less any applicable withholding taxes (the “Offer Price”), payable in U.S. dollars, upon the terms and subject to the conditions set forth in the Offer to Purchase and in the related Letter of Transmittal (the “Letter of Transmittal”) accompanying the Offer to Purchase (together, as each may be amended or supplemented, the “Offer”).

We (or our nominees) are the holder of record of ADSs held by us for your account. A tender of such ADSs can be made only by us as the holder of record and pursuant to your instructions. Please provide instructions with sufficient time to permit us or our nominees to tender your ADSs prior to the Expiration Time.

Accordingly, we request instructions as to whether you wish to have us tender on your behalf any or all of the ADSs held by us for your account, upon the terms and subject to the conditions set forth in the Offer to Purchase and in the Letter of Transmittal.

YOUR PROMPT ACTION IS REQUESTED. YOUR INSTRUCTION FORM SHOULD BE FORWARDED TO US IN SUFFICIENT TIME TO PERMIT US TO TENDER YOUR ADSs ON YOUR BEHALF BEFORE THE EXPIRATION TIME.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON DECEMBER 10, 2026, UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED.

Your attention is directed to the following:

1.	The Offer commenced on November 10, 2026 and will expire at 5:00 p.m., New York City time, on December 10, 2026, unless the Offer is extended or earlier terminated.

2.

The Offer is for all outstanding ADSs not owned by DoubleU Games or its affiliates and is open to all holders of ADSs other than DoubleU Games or its affiliates. Purchaser is not seeking to purchase Common Shares in the Offer and Common Shares may not be tendered.

3.

The Offer is subject to the conditions described in Section 13 (“Conditions to the Offer”) of the Offer to Purchase, including (i) the Minimum Tender Condition requiring that, immediately following the acceptance for payment of all ADSs validly tendered and not validly withdrawn pursuant to the Offer, DoubleU Games would own at least 95% of the total issued and outstanding Common Shares, which condition is determined objectively and which DoubleU Games may, if it reasonably determines that the Minimum Tender Condition is not reasonably expected to be satisfied as of the then-scheduled Expiration Time, and at any time prior to the then-scheduled Expiration Time, reduce (but not waive) to a percentage not lower than 90% (the “Waiver Floor”), after consulting in good faith with the Special Committee (as defined in the Offer to Purchase) and with the prior written consent of DDI (given by the board of directors of DDI (the “DDI Board”) following the recommendation of the Special Committee, as applicable), which consent shall not be unreasonably withheld, conditioned or delayed, and subject to applicable law and an extension of the Offer as described in the Offer to Purchase; (ii) the Majority-of-the-Minority Condition requiring that more than 50% of the ADSs held by Unaffiliated Holders (as defined in the Offer to Purchase) be validly tendered and not validly withdrawn prior to the Expiration Time, which condition is not waivable by any party; and (iii) the other conditions described in Section 13 of the Offer to Purchase. The Offer is not subject to any financing condition.

4.

The Special Committee has unanimously (i) determined that the Transaction Agreement (as defined in the Offer to Purchase) and the transactions contemplated thereby, including the Offer and the Post-Offer Transaction (as defined in the Offer to Purchase), are advisable, fair to, and in the best interests of, DDI and its shareholders, including the Unaffiliated Holders; (ii) resolved to recommend that the DDI Board determine that the Transaction Agreement and such transactions, including the Offer and the Post-Offer Transaction, are advisable, fair to, and in the best interests of, DDI and its shareholders, including the Unaffiliated Holders, and approve the Transaction Agreement and the transactions contemplated thereby, including the Offer and the Post-Offer Transaction; (iii) resolved to recommend that the Unaffiliated Holders accept the Offer and tender their ADSs pursuant to the Offer; and (iv) resolved to recommend that the DDI Board recommend that the Unaffiliated Holders accept the Offer and tender their ADSs pursuant to the Offer. Following such recommendation of the Special Committee and after consultation with its advisors and consideration of the fairness opinion, the DDI Board unanimously (i) determined that the Transaction Agreement and such transactions, including the Offer, are advisable, fair to, and in the best interests of DDI and its shareholders, including the Unaffiliated Holders; (ii) approved the Transaction Agreement and such transactions, including the Offer, in accordance with Article 398 of the Korean Commercial Act; and (iii) recommended that the Unaffiliated Holders accept the Offer and tender their ADSs pursuant to the Offer. The reasons for such recommendation are described in DDI’s Solicitation/Recommendation Statement on Schedule 14D-9, which has been filed with the U.S. Securities and Exchange Commission (the “SEC”) and is being furnished to holders of ADSs.

5.

The Purchaser will not pay any fees or commissions to any broker or dealer or to any other person (other than certain parties described in the Offer to Purchase; see Section 16 (“Fees and Expenses”) of the Offer to Purchase) in connection with the solicitation of tenders of ADSs pursuant to the Offer. Brokers, dealers, commercial banks, trust companies and other nominees will, upon request, be reimbursed by the Purchaser for customary mailing and handling expenses incurred by them in forwarding offering materials to their customers.

6.

With respect to ADSs tendered by means of a Letter of Transmittal (rather than through The Depository Trust Company’s Automated Tender Offer Program), if Citibank, N.A., the tender agent and paying agent for the Offer (the “Tender Agent”) has not received a valid and properly completed IRS Form W-9 or applicable IRS Form W-8 from the tendering holder, payment for such ADSs will not be made until the Tender Agent receives such form, and no interest will be paid by reason of any such delay.

7.

In addition, unless a tendering holder timely certifies that the ADSs tendered were not acquired by depositing Common Shares with the depositary, or timely provides applicable Korean-residency or treaty-relief documentation, the payment may be subject to Korean income tax withholding at 11% of the aggregate Offer Price paid to that holder. See Section 6 (“Material Korean Tax Considerations”) of the Offer to Purchase.

8.

ADSs tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Time and, if not yet accepted for payment, at any time after January 9, 2027 (60 days after commencement of the Offer, see Section 4 (“Withdrawal Rights”) in the Offer to Purchase).

9.

A tender of the ADSs held by us (or our nominee(s)) for your account may only be made by us, as the holder of record of the ADSs, pursuant to your instructions. If you wish to have us tender any or all of the ADSs held by us for your account, please so instruct us by completing, executing and returning to us in the enclosed envelope the instruction form set forth below. If you authorize the tender of your ADSs, all such ADSs will be tendered unless otherwise specified. Please forward your instructions to us in ample time to permit us to submit a tender on your behalf prior to the Expiration Time. There are no guaranteed-delivery procedures for the Offer. An envelope in which to return your instructions to us is enclosed for your convenience.

10.	Under no circumstances will the Purchaser pay interest on the consideration paid for ADSs pursuant to the Offer, regardless of any delay in making such payment.

THE MATERIALS RELATING TO THE OFFER ARE BEING FORWARDED TO YOU AS THE BENEFICIAL OWNER OF THE ADSs HELD BY US (OR OUR NOMINEE(S)) FOR YOUR ACCOUNT BUT NOT REGISTERED IN YOUR NAME.

IF YOU WISH TO TENDER SUCH ADSs IN THE OFFER, YOU MUST COMPLETE, SIGN AND RETURN TO US THE INSTRUCTION FORM ATTACHED TO THIS LETTER.

The Offer is being made to all holders of ADSs other than DoubleU Games or its affiliates. If the Purchaser becomes aware of any U.S. state in which the making of the Offer or the acceptance of ADSs pursuant thereto would not be in compliance with an administrative or judicial action taken pursuant to a U.S. state statute, the Purchaser will make a good faith effort to comply with any such law. If, after such good faith effort, the Purchaser cannot comply with any such law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of ADSs in such state.

The Offer is an offer to purchase ADSs only. Common Shares are not being sought and may not be tendered in the Offer. A holder that cancels its ADSs and withdraws the underlying Common Shares will not be able to participate in the Offer. See Section 3 (“Procedures for Tendering ADSs”) of the Offer to Purchase.

Payment for ADSs accepted for payment pursuant to the Offer will be made only after timely receipt of the required documents by the Tender Agent in accordance with the procedures described in Section 3 of the Offer to Purchase.

You may request additional information or copies of the Offer to Purchase and the Letter of Transmittal from the Information Agent at its address and telephone number set forth below.

The Information Agent for the Offer is:

Georgeson LLC

51 West 52nd Street, 6th Floor

New York, New York 10019Telephone: U.S. Toll Free: +1 888 745 7950

Outside U.S. & Canada: +1 516 464 5409

E-mail: doubledownoffer@georgeson.com

INSTRUCTION FORM WITH RESPECT TO THE

OFFER TO PURCHASE FOR CASH

ALL OUTSTANDING AMERICAN DEPOSITARY SHARES (“ADSs”)

(EACH REPRESENTING ONE-TWENTIETH (1/20) OF ONE COMMON SHARE) OF

DOUBLEDOWN INTERACTIVE CO., LTD.

AT US $16.25 NET PER ADS

PURSUANT TO THE OFFER TO PURCHASE DATED NOVEMBER 10, 2026

BY

DOUBLEU GAMES CO., LTD.

The undersigned hereby instruct(s) you to tender the number of ADSs indicated below (and if no number is indicated, all ADSs) held by you for the account of the undersigned in accordance with the terms and subject to the conditions set forth in the Offer to Purchase and in the Letter of Transmittal.

The undersigned acknowledge(s) receipt of your letter and the enclosed materials referred to therein related to the Offer. The undersigned understand(s) and acknowledge(s) that all questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of ADSs, will be determined by the Purchaser, in its sole discretion, subject to the right of holders of ADSs to challenge such determination in a court of competent jurisdiction, and that the Purchaser reserves the absolute right to waive any defect or irregularity in any tender of ADSs by any holder, whether or not similar defects or irregularities are waived in the case of other holders of ADSs.

Korean Tax Certification: The undersigned hereby certifies that the ADSs tendered on behalf of the undersigned were not acquired by depositing Common Shares with the depositary. ☐ (check box to make certification)

Number of ADSs to be Tendered:	SIGN HERE

ADSs*

Signature(s)
Account Number:

Name(s)

Dated

Address(es)

* Unless otherwise indicated, it will be assumed that all ADSs held for the undersigned’s account are to be tendered.	Area Code and Telephone Number

Taxpayer Identification or Social Security Number